Exhibit 10.5

Exclusive Distribution Agreement

This Agreement is made on December 31st day, 2006 by and between :

Name: China Pharmaceutical University Pharmaceutical Company

Address: No.50, Majia Street, Zhongyang Road, Nanjing

(hereinafter called “Party A”)

Name: Jiangsu Simcere Pharmaceutical Co.,Ltd

Address: 12 Huayuan Road, Nanjing

(hereinafter called “Party B”)

Party A and Party B hereby agree following clauses through friendly consultation in accordance with the principle of mutual cooperation and development:

Article 1 Definition

In this Agreement, unless the context requires otherwise:

1.1	“Product” means diclofenac sodium sustained-release capsules manufactured by Party A and sold under the brand names respectively owned by party A and Party B;

1.2	“Territory” means China including Hong Kong, Macau and Taiwan;

1.3	“Trademark” means those brand names showed on the package of Product, for example the “Antine”;

1.4	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

Article 2 Exclusive Distribution and Legal Relations

2.1	Exclusive Distribution: Party B shall be the sole and exclusive distributor of the Product of Party A during the term of this agreement. Party B shall dedicate its human resources, material resources and financial resources to the market development, the establishment of distribution networks and the provision of excellent sales services, and assure the realization of the benchmark sales volume of the Product so as to allow Party A to specially engage in the production of the Product. Party B shall enjoy any and all rights and powers as the sole and exclusive distributor.

2.2	Legal Relations: This Agreement grants any and all rights and powers on the exclusive distribution of the Product to Party B. Party A shall not sell or transfer the Product to any natural person, firm or company other than the exclusive distributor within the Territory, or allow, in any way, any natural person, firm or company other than the exclusive distributor within the Territory to get the Product. Party A shall not engage, in any way, any natural person, firm or company other than the exclusive distributor within the Territory as its distributor, representative or agent to sell the Product. Any inquiry about the Product shall be referred to Party B.

2.3	Promises: During the term of this Agreement, as the sole and exclusive distributor, Party B and Party B’s affiliated companies (excluding Party B’s chain drug stores) shall not sell any drugs which have same active ingredients as that of Product, and shall collect relevant information, win clients, promote the sale of the Product, and endeavor to make the brand name of the Product become a domestic well-known brand.

Article 3 Party A’s Liabilities

3.1	Advertisement Materials: Party A shall provide reasonable quantity of Product samples, advertisement materials and other supplementary sales promotion materials on the Product to Party B in accordance with Party B’s demands.

3.2	Distribution Back-up Party A shall endeavor to support Party B’s distribution of the Product. Party shall not voluntarily invite an offer from other clients in Party B’s distribution Territory. Party A shall provide suggestions, which benefit the distribution of the Product, to Party B from time to time.

3.3	Referral: Unless otherwise provided herein, any and all clients who directly submit price inquiries or purchase order to Party A shall be referred to Party B.

Article 4 Party B’s Liabilities

4.1	Distribution: To distribute the Product within Territory and provide services to clients, Party B shall build up and maintain a organization with competent management capacity, and shall endeavor to realize the benchmark sales volume specified in this Agreement.

4.2	Intercommunication: To better cooperate with Party A and coordinate the relations between the production and the marketing, Party B shall convene a quality and sales analysis seminar seasonally to discuss and analyze market development situations so as to timely adjust marketing strategies to promote the healthy development of the production and the sale.

Article 5 Sale

5.1	Benchmark Sales Volume: The benchmark sales amount shall be 48000 pieces (20-capsule small box) for the year of 2007, which shall begin on January 1st and end on December 31st.

5.2	Package for 20-Capsule Small Box: Each small box contains 50mg×20 capsules, each middle-size box contains 10 small boxes, and each piece contains 20 middle-size boxes.

5.3	Package for 10-Capsule Small Box: Each small box contains 50mg×10 capsules, each middle-size box contains 10 small boxes, and each piece contains 20 middle-size boxes.

5.4	Conversion: Every 2 pieces of 10-capsule small boxes shall be deemed as one piece of 20-capsule small boxes.

5.5	Adjustment: If parties hereto agree to adjust the package specification of some Product, the number of capsules (to be sold) involved in the adjustment shall remain unchanged, and shall offset the benchmark sales volume specified in this Article.

Article 6 Quality and Examination

6.1	Warranty: Party A guarantee that The quality of medicine shall satisfy quality standards and relevant quality requirements. The medicine shall accompany quality certificate. The package shall accord with relevant regulations and satisfy relevant transportation requirements.

6.2	Quality Defect means the non-conformance arising from raw materials, working process and other process existing before Party B examine and accept the Product (after Party A transport the Product to Party B’s storehouse).

6.3	Examination: Party B shall request the drug administration to examine the Product, and shall undertake relevant examination fees in advance. In case Party A has any queries about the examination result, Party A may otherwise request the drug administration carry out a separate examination, and shall undertake relevant examination fees. In case there is any discrepancy between two examination results and Party A and Party B could not agree on the discrepancy, Party A and Party B may request a competent institute for drug control to have an examination, and the examination result shall bind both parties. The examination fees shall be born by the responsible party.

6.4	Return: In case Party B find any quality defects in the Product which is still in the shelf life, Party B shall inform such quality defects to Party A. Upon requested by Party B, Party A shall accept any and all returned defective Product and compensate Party B basing on the volume of returned defective Product, and shall undertake relevant costs and expenses arising therefrom. In case Party B request Party A to replace all defective Product with good Product, Party A shall implement the exchange in accordance with Party B’s requirements as soon as possible.

6.5	Responsibility: Party A shall undertake any and all legal responsibilities arising from quality defect(s) found by the drug administration through examination. Any and all economic losses caused therefrom shall also be born by Party A. Party B will not waiver any rights to damages arising from the return, exchange or replacement of the Product with quality defect(s). Party B shall timely notify Party A of any and all quality complaints about the Product.

6.6	Non-quality Defect: After the Product is accepted and stored into the storehouse by Party B, any and all losses caused by the damage arising from the self-delivery, shipment and the sale of the Product and other non-quality defects shall be born by Party B.

Article 7 Package

7.1	Package Specification I: Each capsule shall include 50 mg diclofenac sodium, each small box contains 20 capsules, each middle-size box contains 10 small boxes, and each piece contains 20 middle-size boxes.

7.2	Package Specification II: Each capsule shall include 50 mg diclofenac sodium, each small box contains 10 capsules, each middle-size box contains 10 small boxes, and each piece contains 20 middle-size boxes

7.3	Package Materials: The choice of package materials shall be mutually decided by Party A and Party B.

7.4	Indication: Party A shall print the manufacturing date, the approval number, the full name of the manufacturer and the exclusive distributor and other indications on various packages.

7.5	Adjustment: During the exclusive distribution period, Party B shall be entitled to request Party A to adjust the package specification. Subject to relevant regulations and laws, Party A shall formulate relevant budgets and plans in accordance with Party B’s requirements, and have those budgets and plans confirmed by Party B exercised.

7.6	Change: The change in the cost of raw materials caused by the adjustment of package specification, after being confirmed by Party B, shall be set as the base of the settlement price for the Product of new specification.

7.7	Loss: Any and all losses arising from the adjustment of package specification requested by Party B shall be undertaken by Party B. Any and all losses arising from the adjustment of package specification for the compliance of relevant laws and regulations shall be apportioned by Party A and Party B through negotiation.

7.8	Anti-Counterfeiting: Party A shall be responsible for the provision of anti-counterfeiting code and logistics bar code related to Product.

Article 8 Supply

8.1	Supply Request: Party B shall in advance request the supply of the Product by fax or other written form agreed by both parties.

8.2	Supply: Every month, Party A shall ensure the supply of the Product in accordance with Party B’s requirements.

8.3	Request: Party B may request Party A to supply the Product one time or several times each month. The requested volume for each month shall not be less than 1/15 of the yearly benchmark sales volume. Each batch of Product shall accompany the quality certificate issued by Party A’s quality assurance division. Otherwise, Party B shall be entitled to refuse such batch of Product, and Party B shall be responsible for relevant subsequences.

8.4	Additional Supply: In case the requested supply exceed the specified volume, Party B shall notify Party A in advance by fax or other written form agreed by both parties. Party A shall endeavor to ensure the supply on time if its output capacity permits. If Party A is unable to satisfy Party B’s supply requirements, Party A shall notify Party B in advance by fax or other written form agreed by both parties.

8.5	Shipment: Party A shall transport the Product to the place or storehouse designated by Party B to complete the performance of its delivery obligation and undertake relevant freights. Unless otherwise agreed by parties hereto, the risk and ownership of the Product shall not transfer before Party B finishes the quality examination and accept the Product.

Article 9 Stock

9.1	Monthly Stock: Party A guarantees that it will maintain 1000 pieces in stock after it satisfies Party B’s supply request every month.

9.2	Notification: Party B shall notify Party A of its stock of the Product monthly so as to assist Party A to formulate the production plan.

Article 10 Advertisement

10.1	Promotion: To make the brand of the Product become one of domestic well-known brands, Party A shall utilize its advantages and influences to assist Party B to promote the Product’s market.

10.2	Media Advertisement: The full name, shorted name or logos of Party A and Party B shall appear in main media advertisements at the same time.

Article 11 Intellectual Property

11.1	Guarantee about Relevant Rights: Party A guarantee that the Product shall be free of any securities, and any third party has no rights to claim for any compensation about the industrial property or other intellectual properties

11.2	Guarantee about Relevant Technologies: Party A guarantee that it is the legal owner of relevant proprietary technologies concerning the Product, and dose not infringe any third party’s intellectual rights.

11.3	Infringement Dispute: In case a third party claim that Party A has infringed its rights, Party A shall be responsible for the consultation with said third party and all subsequent legal and economic results. Besides, Party A shall compensate Party B’s losses arising therefrom.

11.4	Trademark: The “Antine” shall be the registered trademark of the Product. During the term of this Agreement, neither party shall be entitled to use said trademark unilaterally. This restriction shall survive during the term of this Agreement.

Article 12 Price

12.1	Price Setting: The wholesale price and the retail price of the Product shall be decided by Party A and Party B jointly, and shall be submitted to the drug administration or the price authority for approval before formally adopted.

12.2	Approval Procedure: To better develop the market, one party shall respect the other party’s motion about the price adjustment. Party A shall be responsible to go through relevant approval procedure.

Article 13 Settlement and Payment

13.1	Settlement Basis: The tax-inclusive settlement price for the Product of 20-capsule small box shall be RMB 5.20 per box.

13.2	Payment Mode: The payment shall be made by the cheque for transfer or other methods agreed by both parties.

13.3	Time Limit: The payment shall be made not later than the 91st day after Party B has examined and accepted the Product.

13.4	Late Payment: In case Party B fails to make the payment on time, Party B shall pay a penalty at the rate of 0.03% per day for the late payment to Party A unless relevant provisions of this Agreement or Party A agree to exempt Party B’s default liabilities or Party B has reasonable explanations.

13.5	Incidental Obligation: Party A shall issue VAT invoices when it release Product to Party B. In case Party b fails to make the payment on time, Party A shall be entitled to delay the insurance of relevant VAT invoices. The delayed time shall be equal to the delayed payment time.

13.6	Price Adjustment: In case the state carry out downward adjustment, the settlement price shall be adjusted downwardly at the same ratio.

13.7	Package Adjustment: After the package specification is modified, the settlement price of the Product shall be otherwise negotiated on.

Article 14 Confidentiality

14.1	Trade Secret: Any and all information to which either party has adopted confidential treatment should be deemed as trade secrets of said party. Any and all information whose unauthorized disclosure to a third party may damage the other party’s commercial interest shall also be deemed as trade secrets.

14.2	Confidentiality: During the term of this Agreement and after this Agreement is terminated, neither party shall disclose the other party’s trade secrets or utilize relevant trade secrets beyond the authorization under this Agreement without the consent of the other party.

Article 15 Force Majeure

15.1	Force Majeure: In case either party suffers any events beyond human’s control and therefore induce the late performance or failure of the performance of this Agreement or any or all provisions of each separate contract, to relevant extent, its default liabilities shall be exempted and the other party shall not claim for compensation. Such events include fire, flood, tsunami, earthquake, typhoon, thunderbolt, murrain or other epidemic diseases, explosion and war.

15.2	Notice: The party suffering the force majeure shall notify the other party in writing, and shall provide the certification issued by competent authority so as to prove the existence of the force majeure.

15.3	Review: In case either party or both parties of this Agreement lose its or their deserving interests and benefits under this Agreement due to relevant legislations or government administrative order, both parties hereto shall review and adjust relevant provisions of this Agreement so as to recover its or their position which it or they should have under this Agreement.

15.4	Else: In case the force majeure or its influence continue more than 90 days, and the resumption of this Agreement is possible, both parties shall be entitled to relevant reviewing rights under preceding paragraph.

Article 16 Term

16.1	Term: The term of this Agreement shall be 1 year from January 1st, 2007 to December 31st, 2007. This Agreement shall automatically terminate when such term expires.

16.2	Renewal: Parties hereto may negotiate on whether to renew this Agreement or not 90 days before the expiration of this Agreement.

Article 17 Termination of This Agreement

17.1	Termination: Parties hereto shall carefully and earnestly perform relevant articles of this Agreement. Under following conditions, either party shall be entitled to notify the other party in writing to terminate this Agreement or some provisions thereof:

(1)	either party fails to perform its obligation under this Agreement and fails to correct such default within 30 days as from the date when it receives the other party’s writing notification;

(2)	either party declares its bankruptcy voluntarily or involuntarily, has applied for restructuring, liquidation, dissolution or appointed its receiver; or

(3)	either party is unable to perform its obligation when Force Majeure events under Article 15 occurs, and either party or both parties hereto does not exercise its or their review rights.

17.2	Effect of Terminating: The termination of this Agreement shall not release any undischarged debts under this Agreement. Notwithstanding the termination of this Agreement, either party shall be entitled to claim compensation for those losses it suffers because of the other party’s defaults before the termination of this Agreement.

Article 18 Default Liabilities and Rewards

18.1	Principles: Party A and Party B shall abide by this Agreement. Either party shall be entitled to request the default party compensate its losses arising from relevant defaults.

18.2	Unfulfilment of the Benchmark Sales Volume: In case Party B fails to fulfill the benchmark sales volume under this Agreement, Party B shall pay RMB 0.5 for each box unsold within the benchmark sales volume to Party A as a penalty in the next year.

18.3	Unfulfilment of the Supply: Party A shall endeavor to make its supply of the Product satisfy Party B’s sales demand, and the yearly benchmark supply volume shall not be less than the benchmark sales volume. In case Party A fails to fulfill the yearly supply volume, Party A shall pay RMB 0.5 for each box unsupplied within the yearly benchmark supply volume as a penalty in the next year.

18.4	Compensation for Losses (Party A): In case Party A violates relevant provisions of Article 2 under this Agreement or unilaterally stop the performance of this Agreement, Party A shall pay damages to Party B. The damages shall be equal to the amount that benchmark sales volume multiply 20% of the tax-inclusive settlement price and plus Party B’s market development expenses, advertisement costs and the marketing expenses.

18.5	Compensation for Losses (Party B): In case Party B violates relevant provisions of Article 2 under this Agreement or unilaterally stop the performance of this Agreement, Party B shall compensate Party A for losses it suffers therefrom.

18.6	Rewards: In case the yearly sales volume reaches 48000 pieces, Party A shall reward 2760 pieces to Party B. In the yearly sales volume exceeds 50760 pieces, Party A shall reward 15% of the excess to Party B.

Article 19 Settlement of Disputes

19.1	Negotiation: Any and all disputes arising from the performance of this Agreement or in connection with this Agreement shall be settled by parties hereto through friendly negotiation.

19.2	Litigation and Conciliation: In case parties hereto fail to reach agreement through negotiation, either party may be bring a litigation against the other party, and if possible, said litigation shall be settled through conciliation under the direction of the court.

Article 20 Notice

20.1	Notice Mode: Any and all notices, requests or other communications in connection with this Agreement shall be in writing, by letter, telex, fax or email.

20.2	Service: In case relevant notices, requests or other communications has already been sent to the party due to receive relevant notices, requests or communication at its address, relevant notices, requests or other communications shall be deemed as having being received by the party within reasonable time period.

20.3	Information: In case either party changes its name, legal representative, address, telephone number or other matters that it should inform the other party, such party shall inform the other party within 5 working days as from the date when such change happens.

Article 21 Effectiveness of This Agreement and Others

21.1

Effectiveness of This Agreement: This agreement shall go into effect as from the date duly authorized representatives of parties hereto sign and stamp this Agreement, and parties hereto shall be bound by this Agreement. This Agreement shall be formally performed from January 1st, 2007.

21.2	This Agreement is determined by both parties’ current management officers through negotiation. In case a material change happens to either party’s management officers, the exclusive sales price and the sales volume shall be otherwise determined.

21.3	Unmentioned Matters: Any supplements or amendment on matters unmentioned in this Agreement shall not be effective unless made in writing and signed by both parties’ duly authorized representatives.

21.4	Entire Agreement: This Agreement constitutes the entire agreement and understanding of parties hereto concerning the subject matter of this Agreement, and supersede any and all memorandums, statements, agreements, annexes or supplementary agreements, guarantees concerning the subject matter of this Agreement, whether written or oral, unless otherwise expressly provided by this Agreement.

21.5	Copies: This Agreement and its annexes shall be made in four copies, and Party A and Party B shall each keep two copies.

Party A: China Pharmaceutical University Pharmaceutical Company

Signature:

Date

Stamp

Party B: Jiangsu Simcere Pharmaceutical Co.,Ltd

Signature:

Date

Stamp